Corporate Overview William D. Schwieterman, MD President and Chief Executive Officer September 2017 Filed pursuant to Rule 433 Registration Statement No. 333-217904 September 11, 2017

Safe Harbor Statement This presentation contains forward-looking statements under the meaning of the Private Securities Litigation Reform Act of 1995. These statements give our current expectations or forecasts and use words such as “potential”, “anticipate,” “estimate,” "expect," “believe,” "can," and other words of similar meaning. Any or all of the forward-looking statements in this presentation may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties including but not limited to, the sufficiency of the Company's cash resources to conduct and complete clinical and preclinical trials, the safety and efficacy of our product candidates, their efficacy at acceptable dosage levels, the ability to raise capital when needed and on reasonable terms, projections of potential commercial sales of company products (if and when such products are approved), the results and progress of clinical trials, developing the necessary manufacturing processes and gaining all necessary regulatory approvals, both in the United States and internationally. Consequently, no forward-looking statement can be guaranteed and actual results may differ materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements are contained in our most recent reports to the Securities and Exchange Commission (the "SEC") including our Form 10-K,10-Q and 8-K reports. However, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. We note these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. The information in this document has been prepared solely for informational purposes and does not constitute an offer to sell or the solicitation of an offer to purchase any securities from any entities described herein. Any such offer will be made solely by means of the prospectus contained in the registration statement (the "Registration Statement") filed by Mateon Therapeutics, Inc. (the "Company") with the SEC. The information contained herein may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted by law or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to much such offer or solicitation. INVESTING IS SPECULATIVE AND INVOLVES RISK OF LOSS. YOU SHOULD REVIEW CAREFULLY THE REGISTRATION STATEMENT, INCLUDING THE DESCRIPTION OF THE RISKS AND OTHER TERMS BEFORE MAKING A DECISION TO INVEST. The Company has filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus contained in the Registration Statement, the information incorporated by reference into the Registration Statement, and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the Company or the placement agent participating in the offering, H.C. Wainwright & Co. will arrange to send you the prospectus contained in the Registration Statement if you request it by calling H.C. Wainwright & Co., LLC at (646) 975-6996.

Company Overview Biopharmaceutical company developing vascular disrupting agents (VDAs) for treatment of cancer VDAs selectively occlude tumor vasculature Focusing on orphan oncology indications Core development programs CA4P (fosbretabulin) for ovarian cancer OXi4503 for AML CA4P in combination with immuno-oncology agents Market Data Ticker (OTCQX) MATN Price (9/05/2017) $0.53 Market Cap ~$14 million Average Daily Trading Volume ~70,000

Team Member Experience William Schwieterman, MD President and Chief Executive Officer Perceptive Advisors; Chelsea Therapeutics; FDA – Chief of Immunology and Infectious Disease Branch, CBER David Chaplin, PhD Chief Scientific Officer Aventis; Rhône-Poulenc Rorer; Cancer Research United Kingdom; University College London Matthew Loar Chief Financial Officer KineMed; Neurobiological Technologies; Osteologix; Genelabs Technologies Jeff Nelson VP Program Management Axsome Therapeutics; Chelsea Therapeutics; Ladenburg Thalmann; Cobalt Laboratories Management Team

Product Pipeline Summary Program Indication Preclinical Phase 1 Phase 2 Phase 3 CA4P Platinum-resistant ovarian cancer OXi4503 Acute myeloid leukemia CA4P Combination with immuno-oncology agents CA4P Recurrent ovarian cancer CA4P Neuroendocrine tumors Phase 2/3 Phase 2 Phase 1/2 Phase 1b Investigator-sponsored Mateon-sponsored

OXi4503 for the Treatment of Acute Myeloid Leukemia

Relapsed, Refractory AML
Unmet Medical Need

- Poor prognosis
  - Treated with chemotherapy
  - 1-year survival after first relapse = 29%
  - 5-year survival after first relapse = 11%
- No new therapies have consistently improved outcomes vs chemotherapy in over two decades
- Leukemic stem cells in bone marrow likely responsible for relapse
  - Minimal Residual Disease
  - Protected by bone marrow endothelial cells (BMECs)
  - Powerful prognostic tool

AML: acute myeloid leukemia

Sedov V and Stuart RK. Ther Adv Hematol. 2017;8(6):185-195.
Zeijlemaker and Schuurhuis. Leukemia: InTech, 2013.
Ivey et al. N Engl J Med. 2016;374(6):422-433.

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MATEON THERAPEUTICS

Bone Marrow Endothelial Cells (BMEC) Protect Residual Disease In AML AML–BMEC adhesion via VCAM-1, VE-cadherin, and BCAM AML: acute myeloid leukemia Bosse RC et al. Exp Hematol. 2016;44(5):363-77. AML Cells Adhering to BMEC

Adherent Leukemic Stem Cells are Less Susceptible to Chemotherapy Adherence of KG1 leukemic stem cells to BMEC results in more cells in G0/G1 dormant phase BMEC: bone marrow endothelial cells Bosse RC et al. Exp Hematol. 2016;44(5):363-77. Total Cells By Phase G0/G1 - Dormant S Phase – cytarabine susceptible G2/M – anthracycline susceptible KG1KG1 + BMEC 100% 80% 60% 40% 20% 0%

Adherence of Leukemic Stem Cell to BMEC Reduces Effectiveness of Cytarabine BMECs also reduced the effectiveness of anthracycline and nucleoside metabolic inhibitors (NMI) BMEC: bone marrow endothelial cells; AML: acute myeloid leukemia Bosse RC et al. Exp Hematol. 2016;44(5):363-77. p < 0.001 % AML Cells Viable

OXi4503: New Mechanism for AML Treatment #1. Endothelial Cell Disruption Disrupts shape of BMECs by tubulin depolymerization Releases adherent tumor cells from BMEC Reduction of VCAM-1, VE-cadherin, and BCAM Activates the cell cycle #2. Cytotoxic Directly cytotoxic to myeloid lineage cells Cytotoxicity via myeloperoxidase activation AML: acute myeloid leukemia BMEC: bone marrow endothelial cells

Endothelial cell disruption via cadherin inhibition Cytotoxic via DNA damage and apoptosis OXi4503: Dual-mechanism of Action + O2•- + O2•- OXi4503 CA1 2e/2H+ Prodrug conversion via endogenous phosphatases Peroxidases Orthoquinone

OXi4503: Reduces Adherence of Leukemic Stem Cells



Control
OXi4503
Adherent Cells

- OXi4503 disrupts AML-protecting BMECs
- OXi4503 reduces expression of VCAM-1, VE-cadherin, and BCAM

MATEON THERAPEUTICS

Bosse RC et al. Exp Hematol. 2016;44(5):363-77.

13

OXi4503 Forces AML Cells Into Active Cell Cycle AML: acute myeloid leukemia; BMEC: bone marrow endothelial cells Bosse RC et al. Exp Hematol. 2016;44(5):363-77. 100% 80% 60% 40% 20% 0% Total Cells By Phase G0/G1 - Dormant S Phase – cytarabine susceptible G2/M – anthracycline susceptible KG1 KG1 + BMEC KG1 + BMEC + OXi4503

OXi4503: Enhances Efficacy of Cytarabine AraC Dose = 100 mg/kg CA1P = OXi4503; AraC = Cytarabine; AML: acute myeloid leukemia; FSC: forward scatter (parameter in flow cytometry) Bosse RC et al. Exp Hematol. 2016;44(5):363-77. FSC Human CD45 SCID mice FLT-3 mutated human AML xenograft model

Directly Cytotoxic to Myeloid Blasts OXi4503: Efficacious as a Monotherapy SCID mice FLT-3 mutated human AML xenograft model Normal Mouse Cells Leukemic Cells OXi4503 Dose = 10 mg/kg, 3 times a week AML: acute myeloid leukemia Madlambayan GJ et al. Blood. 2010;116(9):1539-47. Control OXi4503

OXi4503 Clinical Studies

UF4503: AML Phase 1 Monotherapy Study Investigator-sponsored by University of Florida Patients with treatment refractory AML or MDS OXi4503 (weekly) dose escalation study 19 patients enrolled; dose range 2.5 mg/m2 to 7.81 mg/m2 One patient (5%) had complete marrow remission One patient (5%) had partial remission, stable 10 months AEs of interest were primarily coagulopathies, fever/flu-like symptoms, bone pain Maximum tolerated dose not reached AML: acute myeloid leukemia; MDS: myelodysplastic syndromes

OXi4503 Monotherapy in AML
Bone Marrow Micrograph Showing Complete Remission

Baseline



Cycle 1 Day 28



A representative micrograph of bone marrow sections from one patient showing reduction in blasts (20% to < 5%) after 4 infusions of OXi4503. (Red=CD34, Mag 60X)

MATEON THERAPEUTICS

AML: acute myeloid leukemia
Turner et al. ASH 2013.

19

Drug-related Adverse Events (Grades >3; N=18) UF4503: Phase 1 OXi4503 in AML and MDS Adverse Events N (%) D-dimer Elevation 15 (83) Bone Pain 7 (39) DIC 5 (28) Febrile Neutropenia 5 (28) Flu-Like Symptoms (F/C/NS) 5 (28) INR Increased 5 (28) Thrombocytopenia 5 (28) Leukopenia 4 (22) PTT prolonged 4 (22) AST Increased 3 (17) Anemia 2 (11) Fibrinogen Decreased 2 (11) Headache 2 (11) Lymphopenia 2 (11) Nausea/Vomiting 2 (11) Neutropenia 2 (11) AML: acute myeloid leukemia; MDS: myelodysplastic syndromes

Relapsed/Refractory AML and MDS Patients OX1222: Phase 1b Dose Escalation NCT Number: NCT02576301 AML: acute myeloid leukemia; MDS: myelodysplastic syndromes OXi4503 (Days 1 and 4 of 28 day cycle) dose escalation study in combination with 1 g/m2/day x 5 days cytarabine 3.75 mg/m2 4.68 mg/m2 6.25 mg/m2 9.76 mg/m2 7.81 mg/m2 12.2 mg/m2 Completed cohort Next dosing cohort

OX1222 Summary of Results Cohort (Dose) n CR% PR Rate ORR Ongoing Response Cohort 1 (3.75 mg/m2) 6 17% 0% 17% 1 Cohort 2 (4.68 mg/m2) 4 25% 0% 25% 0 Cohort 3 (6.25 mg/m2) 4 25% 25% 50% 1 Cohort 4 (7.81 mg/m2) 3 0% 33% 33% 0 Cohort 5 (9.76 mg/m2) 4 50% 0% 50% 2 CR: complete remission; PR: partial response; ORR: overall response rate

Complete Remissions in High Risk Patients Cohort (Dose) Subject Age Cytogenetics Cycles* Response Cohort 1 (3.75 mg/m2) 106-004 59 inv(3), del(5) 2 Complete Remission (cytogenetic); 13 months – ongoing Cohort 2 (4.68 mg/m2) 106-006 65 Trisomy 8 2 Complete Remission (morphologic); 7 months – ongoing Cohort 3 (6.25 mg/m2) 103-009 66 TP53, del(5q, 7q), Trisomy 8 2 Complete Remission (molecular); 5 months – ongoing Cohort 5 (9.76 mg/m2) 103-011 78 ETV6, SETBP1, U2AF1; VUS in DNMT3A 1 Complete Remission (morphologic) Cohort 5 (9.76 mg/m2) 107-003 68 Trisomy 8, inv(16) t(16;16); CBFB rearrangement 1 Complete Remission (cytogenetic) *Number of cycles to induce complete remission

OX1222: Most Common Adverse Events Adverse Event N % Febrile neutropenia 10 56% Pyrexia 9 50% Nausea 7 39% Anaemia 6 33% Diarrhoea 6 33% Chills 5 28% Fatigue 5 28% Hypotension 5 28% Neutrophil count decreased 5 28% Platelet count decreased 5 28% Vomiting 5 28% Hypokalaemia 4 22% Pleural effusion 4 22%

OX1222: Grade 3+ Related Adverse Events Adverse Event N % Neutrophil count decreased 5 28% Platelet count decreased 5 28% Febrile neutropenia 4 22% Anaemia 3 17% White blood cell count decreased 2 11%

 Patent No. Type Location Expiration US 9040500 Japan 5302328 EU 2219451 Method for treating hematopoietic neoplasms US, Canada, Australia, Japan, EU 2028 (2033 with extension) US 7078552 EU 1278758 Composition of matter US, Canada, EU 2021 (2026 with extension) NA Orphan exclusivity granted – AML US 7 years after approval NA Orphan exclusivity granted – AML EU 10 years after approval OXi4503: Intellectual Property NA: not applicable

OXi4503: Pathway to Approval Phase 2 Randomized Control Phase 1 Dose Escalation Phase 3 Randomized Phase 2 study N = ~50; OXi4503 combination vs cytarabine alone Primary endpoint = response rate Select a dose from Phase 1 study Pivotal Phase 3 study Primary endpoint = overall survival 2017 2019 2018

OXi4503 Summary Dual-mechanism of action Eliminates protective effect of endothelial cells Cytotoxic in myeloid lineage cells Initial evidence of efficacy in AML Complete Response = 5/21 (24%) relapsed/refractory AML patients including low-dose cohorts Well-tolerated to date Pathway to approval Complete Phase 1b dose escalation Initiate Phase 2 randomized controlled study

CA4P for the Treatment of Platinum-resistant Ovarian Cancer

Progression-free Survival (Measurable Disease) Study GOG-0186I Nov2015 Treatment Comparison HR 95% Cl Log-rank P Value Active vs. Control 0.600 [0.38, 0.95] 0.027 42 39 Active Control 5 2 3 0 21 9 1 0 # at Risk Bev: bevacizumab; mos: months; HR: hazard ratio, CI: confidence interval Mateon Data on File. Months on Study

FOCUS: Phase 2/3 Study Design
prOC



June 2016
Initiate Study
April 2017
Interim
August 2017
Interim
September 2017
Interim
Interim
Study Startup
CA4P + Bev + PCC n=40
CA4P + Bev + PCC n=178
ORR Data
ORR Data,
PFS Data
Trigger
Part 2
Trigger
Part 2
Study
Complete
Bev + PCC n=40
Bev + PCC n=178

- Regular interim analyses to detect efficacy and test powering assumptions
- Part 2 triggered based on interim analyses

NCT Number: NCT02641639
prOC: platinum-resistant ovarian cancer; Bev: bevacizumab;
PCC: physicians choice chemotherapy

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MATEON THERAPEUTICS

Interim Analysis 2 FOCUS Results: Demographics Active (CA4P) N=19 Control N=21 Age (years) 67.6 61.0 ECOG Status 0 63.2% 57.1% 1 36.8% 38.1% Mean Baseline Tumor Size (cm) 6.86 7.38 Number Prior Treatments 1 26.3% 33.3% 2 31.6% 33.3% 3 21.1% 14.3% ≥4 21.1% 19.0%

Interim Analysis 2 FOCUS Results: Adverse Events Note: Occurring in >3 patients, more in active than control Active (CA4P) N=19 Control N=21 BP Increased 57.9% 9.5% Hypertension 52.6% 28.6% Nausea 47.4% 19.0% Fatigue 42.1% 23.8% Vomiting 31.6% 14.3% Cough 26.3% 4.8% Abdominal distension 21.1% 9.5% Constipation 21.1% 19.0% Decreased appetite 21.1% 4.8% Dehydration 21.1% 9.5% Oedema peripheral 21.1% 19.0% Pruritus 21.1% 9.5% Stomatitis 21.1% 9.5%

Interim Analysis 2 FOCUS Results: Grade 3+ Adverse Events Active (CA4P) (N=19) Control (N=21) Grade 3 Grade 4 Grade 5 Grade 3 Grade 4 Grade 5 BP Increased 31.6% 0 0 9.5% 0 0 Hypertension 21.1% 0 0 23.8% 0 0 Dehydration 10.5% 0 0 0 0 0 Note: Occurring in >1 patient

Interim Analysis 2 FOCUS Results: Efficacy PFS favored CA4P Median PFS of 202 days in CA4P treated group versus 151 days in placebo group (HR=0.68; p=0.46) PR rate of 25.0% in CA4P treated group versus 31.6% in placebo group Stable disease of 56.3% in CA4P group versus 57.9% in placebo group PFS: progression-free survival; ORR: overall response rate

CA4P - Checkpoint Inhibitors

Mechanism of Action of CA4P in Immuno-oncology Rapid induction of tumor ischemic necrosis Increased release of tumor antigens Increased tumor antigen presentation to T cells Increased tumor specific T cell cytotoxicity Increased efficacy of checkpoint inhibitors

Initial Tumor Volume = ~50 mg EMT-6 Mammary Model Data from OX-2015-005. Animals tumor free at study completion: 2/8 in anti-CTLA4 group vs 7/8 in CA4P plus anti-CTLA4 group

Initial Tumor Volume = ~150 mg CT-26 Colon Model Data from OX-2017-006.

Summary Immuno-oncology Data CA4P increases the efficacy of checkpoint inhibitors Effects in both small (~50 mg) and large (~250 mg) tumors Further studies planned

Finances Stock traded on OTCQX Market: MATN $5 million cash at 30Jun2017 Limited cash runway into 4Q2017 Expect additional meaningful clinical data in the near term FOCUS – interim analysis 3 OX1222 – final data from cohort 5 No preferred stock or debt outstanding 26.5 million shares outstanding S-1 Registration Statement filed recently with SEC HC Wainwright engaged as agent 9.6 million warrants outstanding with weighted average price of $2.56 and 5.9 million options outstanding with weighted average price of $1.01.

Investment Highlights Orphan oncology focused biopharmaceutical company Anti-vascular approach to targeting cancer Two compounds in active clinical development CA4P – platinum-resistant ovarian cancer (prOC) OXi4503 – acute myeloid leukemia (AML) Additional attractive indications can be pursued Optimal results with combination therapy prOC – with anti-angiogenic agents AML – with antimitotic agents CA4P increases efficacy of checkpoint inhibitors in preclinical studies

Key Near-term Milestones Phase 2/3 FOCUS (prOC) study – 3rd interim analysis Phase 2/3 FOCUS (prOC) study – 4th interim analysis Phase 1b OX1222 (AML) study – Cohort 5 final data

www.mateon.com 650.635.7000